The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2025

Citigroup Global Markets Holdings Inc.	February , 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH25807 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01
Autocallable Securities Linked to the EURO STOXX 50® Index Due February 21, 2030
■
The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend on the performance of the underlying specified below.

■
The securities offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the closing value of the underlying is greater than or equal to the initial underlying value. If the securities are not automatically redeemed prior to maturity, the securities will provide for (i) repayment of the stated principal amount plus a premium at maturity if the final underlying value is greater than or equal to the initial underlying value or (ii) repayment of the stated principal amount at maturity, with no premium, if the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value specified below. However, if the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final underlying value is less than the initial underlying value. Although you will have downside exposure to the underlying, you will not receive dividends with respect to the underlying or participate in any appreciation of the underlying.

■
Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The EURO STOXX 50® Index
Stated principal amount:	$1,000 per security
Pricing date:	February 18, 2025
Issue date:	February 21, 2025
Valuation dates:
February 18, 2026, February 18, 2027, February 18, 2028, February 19, 2029 and February 18, 2030 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur

Maturity date:	Unless earlier redeemed, February 21, 2030
Automatic early redemption:
If, on any valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically redeemed on the third business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.

Premium:
The premium applicable to each valuation date will be determined on the pricing date and will be at least the percentage indicated below. The premium may be significantly less than the appreciation of the underlying from the pricing date to the applicable valuation date.
•     February 18, 2026:
9.50% of the stated principal amount
•     February 18, 2027:
19.00% of the stated principal amount
•     February 18, 2028:
28.50% of the stated principal amount
•     February 19, 2029:
38.00% of the stated principal amount
•     February 18, 2030:
47.50% of the stated principal amount

Payment at maturity:
If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold:
■
If the final underlying value is greater than or equal to the initial underlying value:
$1,000 + the premium applicable to the final valuation date
■
If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:
$1,000
■
If the final underlying value is less than the final barrier value:
$1,000 + ($1,000 × the underlying return)
If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial underlying value:	, the closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the final valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Final barrier value:	, 85.00% of the initial underlying value
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17333HRH9 / US17333HRH92
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$41.00	$959.00
Total:	$	$	$
(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $895.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) CGMI will receive an underwriting fee of up to $41.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.
(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:
Product Supplement No. EA-02-10 dated March 7, 2023        Underlying Supplement No. 11 dated March 7, 2023
Prospectus Supplement and Prospectus each dated March 7, 2023
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information
The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.
PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption
The following table illustrates how the amount payable per security upon automatic early redemption will be calculated if the closing value of the underlying on any valuation date prior to the final valuation date is greater than or equal to the initial underlying value. The table assumes that the premium applicable to each valuation date will be set at the lowest value indicated on the cover page of this pricing supplement. The actual premium applicable to each valuation date will be determined on the pricing date.
If the first valuation date on which the closing value of the underlying is greater than or equal to the initial underlying value is...	...then you will receive the following payment per security upon automatic early redemption:
February 18, 2026	$1,000.00 + applicable premium = $1,000.00 + $95.00 = $1,095.00
February 18, 2027	$1,000.00 + applicable premium = $1,000.00 + $190.00 = $1,190.00
February 18, 2028	$1,000.00 + applicable premium = $1,000.00 + $285.00 = $1,285.00
February 19, 2029	$1,000.00 + applicable premium = $1,000.00 + $380.00 = $1,380.00
If, on any valuation date prior to the final valuation date, the closing value of the underlying is less than the initial underlying value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of the underlying on the applicable valuation date must be greater than or equal to the initial underlying value.
Payment at Maturity Diagram
The diagram below illustrates your payment at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical underlying returns. The diagram assumes that the premium applicable to the final valuation date will be set at the lowest value indicated on the cover page of this pricing supplement. The actual premium applicable to the final valuation date will be determined on the pricing date.
Investors in the securities will not receive any dividends with respect to the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.
Payment at Maturity Diagram

■ The Securities	■ The Underlying
PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity
The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. Your actual payment at maturity per security, if the securities are not automatically redeemed prior to maturity, will depend on the actual final underlying value. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.
The examples below are based on the following hypothetical values and do not reflect the actual initial underlying value or final barrier value. For the actual initial underlying value and final barrier value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final barrier value, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded. The examples below assume that the premium applicable to the final valuation date will be set at the lowest value indicated on the cover page of this pricing supplement. The actual premium applicable to the final valuation date will be determined on the pricing date.
Hypothetical initial underlying value:	100.00
Hypothetical final barrier value:	85.00 (85.00% of the hypothetical initial underlying value)
Example 1—Upside Scenario. The final underlying value is 110.00, resulting in a 10.00% underlying return. In this example, the final underlying value is greater than the initial underlying value.
Payment at maturity per security = $1,000 + the premium applicable to the final valuation date
= $1,000 + $475
= $1,475
In this scenario, because the final underlying value is greater than the initial underlying value, you would be repaid the stated principal amount of your securities at maturity plus the premium applicable to the final valuation date.
Example 2—Par Scenario. The final underlying value is 92.00, resulting in a -8.00% underlying return. In this example, the final underlying value is less than the initial underlying value but greater than the final barrier value.
Payment at maturity per security = $1,000
In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value so that the final underlying value is less than the initial underlying value but not below the final barrier value. As a result, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.
Example 3—Downside Scenario. The final underlying value is 30.00, resulting in a -70.00% underlying return. In this example, the final underlying value is less than the final barrier value.
Payment at maturity per security = $1,000 + ($1,000 × the underlying return)
= $1,000 + ($1,000 × -70.00%)
= $1,000 + -$700.00
= $300.00
In this scenario, the underlying has depreciated from the initial underlying value to the final underlying value and the final underlying value is less than the final barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the underlying.
PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors
An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.
The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.
■
You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

■
Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the underlying on one of the valuation dates is greater than or equal to the initial underlying value, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the underlying on that valuation date may exceed the initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in the underlying.

■
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■
The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the underlying on any valuation date (other than the final valuation date) is greater than or equal to the initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

■
The securities offer downside exposure to the underlying, but no upside exposure to the underlying. You will not participate in any appreciation in the value of the underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable premium payable upon an automatic early redemption or at maturity and may be significantly less than the return on the underlying over the term of the securities.

■
You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

■
The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlying solely on the valuation dates (other than the final valuation date), regardless of the closing values of the underlying on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlying on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. You should understand that the closing value of the underlying has historically been highly volatile.

■
The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

■
The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

PS-5

Citigroup Global Markets Holdings Inc.

■
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.
■
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

■
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■
The EURO STOXX 50® Index is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

PS-6

Citigroup Global Markets Holdings Inc.

■
The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The closing value of the EURO STOXX 50® Index is calculated in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX 50® Index.

■
Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

■
The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

■
Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.
You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
■
The tax disclosure is subject to confirmation. The information set forth under “United States Federal Tax Considerations” in this pricing supplement remains subject to confirmation by our counsel following the pricing of the securities. If that information cannot be confirmed by our counsel, you may be asked to accept revisions to that information in connection with your purchase. Under these circumstances, if you decline to accept revisions to that information, your purchase of the securities will be canceled.

PS-7

Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX 50® Index
The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of certain European countries. The EURO STOXX 50® Index is calculated and maintained by STOXX Limited.
Please refer to the section “Equity Index Descriptions— The STOXX Benchmark Indices” in the accompanying underlying supplement for additional information.
We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the securities and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the securities.
The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.
Historical Information
The closing value of the EURO STOXX 50® Index on February 5, 2025 was 5,271.12.
The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2015 to February 5, 2025. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.
EURO STOXX 50® Index – Historical Closing Values January 2, 2015 to February 5, 2025

5,500
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Closing Value
Jan-15
Apr-15
Jul-15
Oct-15
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
Apr-24
Jul-24
Oct-24
Jan-25
Date

PS-8

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations
You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.
We expect that our counsel will advise us that, based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you will agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. The information set forth under this section remains subject to confirmation by our counsel following the pricing of the securities. If that information cannot be confirmed by our counsel, you may be asked to accept revisions to that information in connection with your purchase. Under these circumstances, if you decline to accept revisions to that information, your purchase of the securities will be canceled.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:
●	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.
●
Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.
Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.
As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and market conditions as of the date of this preliminary pricing supplement, we expect that the securities will not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.
A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.
If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.
You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.
You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Supplemental Plan of Distribution
CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $41.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $41.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.
See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.
PS-9

Citigroup Global Markets Holdings Inc.

Valuation of the Securities
CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.
The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.
For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
Contact
Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.
© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.
PS-10